Exhibit 10.1

AMENDMENT NO. 7 TO EMPLOYMENT AGREEMENT

This Amendment No. 7 (the “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation, a Florida corporation (the “Company”) and Alfred R. Camner (the “Executive”) and is effective as of April 21, 2006.

RECITALS

WHEREAS, Section 4 of the Agreement provides that, as a part of his cash compensation, the Executive shall have the opportunity to earn between Seven Hundred Thousand Dollars and One Million Dollars upon the satisfaction of certain pre-established short-term compensation goals set by the Company; and

WHEREAS; the Compensation Committee considers that, given management’s focus on achieving extraordinary performance for fiscal 2006, it may be appropriate, as an incentive to such achievement, to set performance goals at extraordinary target levels, with the opportunity to earn additional cash compensation in excess of the currently specified amounts;

NOW, THEREFORE BE IT RESOLVED, in consideration of the mutual agreements and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Section 4 of the Agreement is hereby amended by removing Section 4 of the Agreement in its entirety and replacing it with the following paragraph:

In consideration for the services to be rendered by the Executive hereunder, for the period commencing April 1, 2002 and ending September 30, 2002, the Company shall pay the Executive no salary, but shall provide the Executive with the opportunity to earn between Three Hundred Thousand and 00/100 Dollars ($300,000) and Five Hundred Thousand and 00/100 Dollars ($500,000) upon the satisfaction of certain preestablished short-term compensation goals set by the Company. For the period commencing October 1, 2002 and continuing through December 31, 2005, in consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000). For the period commencing January 1, 2006 and continuing through September 30, 2006, in consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an annual rate of Four Hundred Seventy-Five Thousand Dollars ($475,000). The Executive’s Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. In addition, for the period commencing October 1, 2002 and continuing through September 30, 2006, the Company shall provide the Executive with the opportunity to earn between Seven Hundred Thousand and 00/100 Dollars ($700,000) and One Million and 00/100 Dollars ($1,000,000) per year, upon the satisfaction of pre-established short-term compensation goals set by the Compensation Committee of the Board of Directors; provided that the Committee may review and approve an increase in the total amount of compensation which may be earned for any short-term period based upon the achievement of such pre-established goals, subject to the requirements specified for performance-based compensation under section 162(m) of the Code. Prior to each Anniversary Date occurring during the Employment Period, the Board shall review the Executive’s annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash or stock compensation from the Bank for services rendered hereunder at such times, in such amounts and on such terms and conditions as the Board, in its discretion, may determine from time to time. For purposes of Section 9(b)(iv), the term “Salary” shall mean the aggregate value of the annual rate of cash compensation and the fair market value, determined at the time of grant, of the stock compensation paid to the Executive pursuant to this Section 4 hereof.

2.        Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED FINANCIAL CORPORATION	EXECUTIVE:

By: /s/ Lawrence H. Blum	/s/ Alfred R. Camner

Name: Lawrence H. Blum	Name: Alfred R. Camner

Title: Vice Chairman of the Board and Secretary

ATTEST:

By: /s/ Dellene Acampa

Name: Dellene Acampa

Title: Assistant Secretary

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